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                                                                    Exhibit 99.1

SIPEX CORPORATION REPORTS PRELIMINARY SECOND QUARTER REVENUE

(Milpitas, CA - July 23, 2003) - Sipex Corporation (NASDAQ:SIPX) announced today that it expects its revenue to be approximately $15 million for the second quarter of 2003, about flat with the prior quarter. These results are preliminary and subject to change as a result of final determination of revenue and any accounting adjustments for the quarter. Sipex expects to release its second quarter results after the close of market on Monday, August 4, 2003.

Walid Maghribi, president and CEO of Sipex commented, "We are pleased to have been able to overcome a drop of over $1.5 million of legacy product revenue with increased revenue in power management and optical storage products. Our core product revenue is expected to show an increase of around 11% over the prior quarter. This is significant considering the past concerns over Asia, which rebounded appreciably during the later part of June."

Conference call information:
Sipex will hold an earnings conference call beginning at 5:30PM EDT on August 4, 2003 to discuss the second quarter results. To gain access to Sipex's teleconference, the toll free number is 888-677-5720, pass code is SIPEX. International callers should dial 312-470-7325. Also, a live audio webcast will be available during the conference call at: http://www.firstcallevents.com/ service/ajwz386186662gf12.html

For the convenience of our shareholders, there will be a recording of this call available for replay until September 4, 2003. If you are interested in hearing the recording of the presentation, please dial 800-925-4998. International callers may dial 402-220-4330.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding anticipated revenue levels for the second quarter of 2003. Statements in this press release that are not historical facts are identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and
Section 27A of the Securities Act of 1933. These forward-looking statements are estimates reflecting the best judgment of the senior management of Sipex. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements, including: the risk that Sipex's actual results may differ from the preliminary results as a result of information from distributors, final determination of revenue and as a result of the quarterly review by the Sipex's independent accountants. Forward-looking statements should, therefore, be considered in light of various important factors, including those risk factors set forth in reports that we file periodically with the Security and Exchange Commission, including without limitation our annual report on Form 10-K for the year ended December 31, 2002, Form 10-Q for the quarter ended March 29, 2003 and current reports on Forms 8-K.

About Sipex
Sipex Corporation is a semiconductor company that designs, manufactures and markets high performance, value-added analog integrated circuits (ICs). Sipex serves the broad analog signal processing market with power management, interface, and optical storage ICs for use in computing, communications, and networking infrastructure. The company is headquartered in Milpitas, California with additional sales offices in Belgium, China, Germany, Japan, South Korea and Taiwan. Sipex sells direct and through distribution channels.

For further information, contact Phil Kagel, Senior Vice President and CFO at Sipex Corporation, 233 South Hillview Drive, Milpitas, CA 95035, Telephone (408-934-7547).